--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                 SCHEDULE 14D-9

--------------------------------------------------------------------------------

                      Solicitation/Recommendation Statement
                       Pursuant to Section 14(d)(4) of the
                         Securities Exchange Act of 1934

                                  COMPUSA INC.
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                                  COMPUSA INC.
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   209432107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 James F. Halpin
                      President and Chief Executive Officer
                                  COMPUSA Inc.
                           14951 North Dallas Parkway
                               Dallas, Texas 75240
                                 (972) 982-4000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
 Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:

                            Thomas M. Cerabino, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000
--------------------------------------------------------------------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.